Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Omeros Corporation 2008 Equity Incentive Plan, the Omeros Corporation Second Amended And Restated 1998 Stock Option Plan, the Nura, Inc. 2003 Stock Option Plan, the Omeros Corporation Stock Option Grant to Gregory A. Demopulos, M.D., and the Omeros Corporation Stock Option Grant to Pamela Pierce Palmer, M.D., Ph.D., of our report dated May 8, 2009, except as to Note 15, as to which the date is October 2, 2009, with respect to the consolidated financial statements of Omeros Corporation as of December 31, 2008 and 2007 and for each of the three years in the period ended December 31, 2008 and for the period from June 16, 1994 (inception) through December 31, 2008 included in its Registration Statement (Form S-1 No. 333-148572), filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Seattle, Washington
October 29, 2009